Exhibit 99.1

WorldGate and Snap Telecommunications Partner to Expand Video Relay Service Business Using Ojo Video Phone

Snap Places Purchase Order for First 10,000 Units; WorldGate to Receive Network Service Fees and Will Become Technology Support Partner to Snap

Trevose, PA and Pearl River, NY - June 20, 2007 – WorldGate Communications, Inc. (NASDAQ: WGAT), a leading provider of personal video phones and related technology, and Snap Telecommunications, Inc., a wholly owned subsidiary of Aequus Technologies Corp. and a provider of Video Relay Services (VRS) that enables deaf and hard-of-hearing customers to improve the connection with people in their personal and business lives, today announced that they have expanded their relationship to work to become the premier providers of technology and services to the over eight million people in the deaf and hard-of-hearing community.

WorldGate and Snap will work to identify the most desired Ojo features and capabilities that will provide the best video phone experience for the VRS user community and that will enable Ojo to be the preferred VRS video phone. WorldGate will provide development and engineering resources to accomplish these features and capabilities. As a result of Snap’s utilization of the Ojo network, WorldGate will receive from Snap a usage network service fee.  Snap has also placed a purchase order for 10,000 Ojos to begin to fill the current Snap order backlog.

During the last nine months, Ojo and Snap have worked together to enable Ojo to communicate with video phones using H.263 and G729 video and audio codecs and to be able to utilize the H.323 communications protocol.  As a result of this successful joint effort, Ojo and Snap are extending their relationship under a new six-year agreement.  This relationship provides for the use of the Ojo video phone, which offers high-quality, real-time, two-way video communications, to further expand the growing VRS market, to broaden the opportunities available to hearing impaired users in the workplace, and to expand Ojo’s availability to the friends and families of individuals that are deaf and hard-of-hearing.

VRS is a form of Telecommunications Relay Service (TRS) that enables persons with hearing disabilities who use American Sign Language (ASL) to communicate with voice telephone users through video equipment, rather than through typed text.  Video equipment links the hard-of-hearing VRS user with a TRS operator – called a “communications assistant” (CA) – so that the VRS user and the CA can see and communicate with each other using ASL in signed conversation.  Because VRS enables the hard-of-hearing customer to communicate in ASL, their native language, VRS is becoming an enormously popular form of TRS.

“We are very excited about the prospects of significantly servicing the VRS market and we are convinced that using the Ojo video phone will allow us to make a meaningful difference to the deaf and hard-of-hearing community,” said Richard Schatzberg, CEO of Aequus Technologies, Corp. Mr. Schatzberg continued, “We believe that this new partnership with WorldGate, which is the clear technology leader in video telephony, will result in the development of unique video phone capabilities for our VRS customers and in our technical and innovation leadership in this space.  We already have a large backlog of orders for Ojo, and we are only just beginning our marketing and outreach efforts to the community that we proudly serve.”

“Snap has been very visionary and aggressive in establishing a strong business platform to provide the best possible VRS service to the deaf and hard-of-hearing including the establishment of a best-in-class service orientation, strong and reputable management and, of course, the best video phone – Ojo,” said Hal Krisbergh, Chairman and CEO of WorldGate.  “We are excited to further our relationship with Snap.  The potential of this natural market for the development of video telephony is a definite foundation block for establishing video telephony and in achieving success for Ojo and WorldGate.”

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes the Ojo line of personal video phones. Ojo video phones offer high quality, real-time, two-way video communications with video messaging. The Ojo video phones are designed to conform to industry standard protocols and utilize enhancements to the latest technology for voice and video compression to achieve superior quality at data rates as low as 80 Kbps. WorldGate has been awarded patents for its distinctive design and technology and has other patents pending. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. WorldGate is traded on NASDAQ under the symbol

WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc. Any other trademarks used in this document are the property of their respective owners.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Press Contact:	Company Contact:
23-31 Communications	WorldGate Communications
Jay Morakis	Jim McLoughlin
646-442-3363	(215) 354-5455
jmorakis@23-31.com	jmcloughlin@wgate.com